Darling International Inc.

News Release
January 2, 2004

DARLING INTERNATIONAL INC. ANNOUNCES
ISSUANCE OF SUBORDINATED NOTES

      Irving, Texas , January 2, 2004:     Darling International Inc. (AMEX: DAR) announced that on December 31, 2003 it issued Senior Subordinated Notes in the amount of $35,000,000 and applied the net proceeds of such notes to reduction of its outstanding term loan under its Senior Credit Facility.

      Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats and meat and bone meal. These products are primarily sold to animal feed and oleo-chemical manufacturers around the world. In addition, the Company provides grease trap collection services and sells equipment to restaurants

       The Company's common shares are traded on the American Stock Exchange under the symbol DAR. The closing price of Darling's common stock on December 31, 2003, as reported by AMEX, was $2.76 per share.

{ This media release contains forward-looking statements regarding the business operations of Darling. These statements are identified by words such as “may,” “will,” “expect,” “believe,” “intend,” “anticipate,” “should”, “estimate,” continue,” and other words referring to events to occur in the future. These statements reflect Darling’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties, including business and economic conditions in its existing markets. Other risks and uncertainties regarding Darling, the industry in which it operates and the implementation of its business strategy are described in Darling’s Form 10-Qs, the most recent filed November 12, 2003; Form 10-K filed March 26, 2003; Proxy Statement filed April 17, 2003 and Amendment No. 2 to the Registration Statement as filed on April 30, 2003. Darling undertakes no obligation, and expressly disclaims, any duty to update any forward-looking statements made in this media release. }

FOR MORE INFORMATION CONTACT: John O. Muse, Executive Vice President of Finance and Administration, or Brad Phillips, Treasurer	251 O'Connor Ridge Blvd., #300 Irving, Texas 75038 Phone: 972-717-0300